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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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                    1. Name and Address of Reporting Person*

Otto                                 David                              Martin
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   (Last)                            (First)                         (Middle)

4553 52nd Avenue, NE
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                                    (Street)

Seattle                                WA                                98105
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   (City)                            (State)                           (Zip)


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              2. Date of Event Requiring Statement (Month/Day/Year)


                                   02/15/2000
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   3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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                   4. Issuer Name and Ticker or Trading Symbol


                          SUNHAWK.COM CORPORATION/SNHK
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                  5. Relationship of Reporting Person to Issuer
                             (Check all applicable)

[ ]  Director                             [ ]  10% Owner
[X]  Officer (give title below)           [ ]  Other (specify below)

                                    Secretary
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               6. If Amendment, Date of Original (Month/Day/Year)


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             Table I -- Non-Derivative Securities Beneficially Owned
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

 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock (no par value)                                                          D
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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WARRANTS                         2/15/00   2/15/10     COMMON STOCK,     27,500         12.00          D
                                                       (NO PAR VALUE)
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Explanation of Responses:


                                                                                          /s/ David M. Otto
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                                                                                **Signature of Reporting Person


                                                                                2-28-2000
                                                                                ----------------------------------------------------
                                                                                Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



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Note:  File three copies of this Form, one of which must be manually signed.

If space provided is insufficient, see Instruction 6 for procedure.